MSH logo




         December 15, 1999

         John & Anthony Gentile
         Marty Abrams

         Freedom Multimedia, LLC
         244 West 54th Street
         New York, NY 10019

         Lenox Capital Group, LLC
         335 Central Avenue
         Lawrence, NY 11559

         Gentlemen:

         As per the Transfer and Operating Agreements, you are hereby notified that MSH Entertainment expects to complete its acquisition of up to 18.75% of the membership interests of Freedom Multimedia. We understand that once Freedom is capitalized that this interest will be diluted to 9.375%.

         We expect to pay the balance of the $375,000, plus interest, in the following manner:

                1.  $50,000 upon acknowledgment of this agreement,
                2.  $50,000 on January 21, 2000;
                3.  $150,000 on Feb. 15th;
                4.  Balance due on March 15, 2000.

         All payments, in whole or in part, shall be credited towards the purchase of the membership interest on a pro rata basis (e.g., each one dollar is equal to .000025 of an interest).

         We are excited about the prospects for the Power Glove and look forward to working with you in the future. Thank you very much.



         Respectfully,


         /s/ Robert Maertz
         Robert Maertz
         Chairman/CEO

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
244 W. 54th Street, 12th Floor, New York, NY 10019 TEL: 212.977,9300 FAX: 212.977.1600
12020 Chandler Blvd, Suite 300, North Hollywood, CA 91607 TEL: 518.752.6263 FAX: 818.752.1318
85 Liberty Ship Way, Suite 105, Sausalito, CA 94965-3313 TEL: 415.331.6743 FAX: 415.331.6741
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

                          MSH ENTERTAINMENT CORPORATION
                            330 Ocean Park Boulevard
                             Santa Monica, CA 90405




Freedom Multimedia, LLC
244 West 54th Street
New York, NY 10019

Lenox Capital Group, LLC
335 Central Avenue
Lawrence, NY 11559

Gentlemen:

         Reference is made to the Membership Interest Purchase Agreement, dated as of November 1, 1999 (the "Purchase Agreement), among Lenox Capital Group, LLC. a Delaware limited liability company, as purchaser ("Lenox" and, collectively with Lenox's members, employees, agents, representatives or affiliates, including, without limitation, Michael Alpert, the "Lenox Group"), Freedom Multimedia, LLC, a Delaware limited liability company, as seller ("Freedom"), and the members of the seller signatories thereto, including MSH Entertainment Corporation ("MSH"), as principals.

         MSH, for itself and on behalf of its agents, representatives, employees and affiliates successors or assigns, confirms to each of Freedom and Lenox., and to their respective members, managers, officers and affiliates, the following:

         1. MSH hereby disclaims and relinquishes any interest it may hold in Freedom in any capacity whatsoever, whether as a member, manager, equity holder, creditor or otherwise, or pursuant to any agreement of any nature whatsoever, whether written or oral.

         2. MSH hereby confirms that it has no claim of any nature whatsoever against or relating to Freedom and the Lenox Group which is outstanding on the date hereof, whether matured or unmatured, liquidated or unliquidated. fixed, contingent or otherwise and hereby releases, acquits, and forever discharges Freedom and the Lenox Group from any and all claims, expenses (including attorneys' fees), debts, demands, costs, contracts, liabilities, damages, including punitive damages, rights to payment, compensation, sums of money, obligations, actions, and causes of action of every nature (each individually a "Claim and collectively the "Claims"), under any theory under the law, whether common, constitutional, statutory or other, of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which they had or held, or have or hold or may claim to have or to hold by reason of any and all matters from the beginning of time to the present. whether brought or initiated by them on their behalf. whether or not in their own names, including but not limited to. those arising out of or relating to the Transfer, the Purchase Agreement or otherwise or in any way associated with any dealings between MSH and Freedom or the Lenox Group. For the purpose of implementing a full and complete release and discharge of Freedom and the Lenox Group, MSH expressly acknowledges that this agreement is intended to include in its effect, without limitation, Claims which they do not know of or suspect to exist in their favor, that this agreement is intended to extinguish all Claims, and that they hereby waive all such Claims. To the extent MSH may be deemed for any reason to have Claims against Freedom or Lenox on the date hereof, such Claims are hereby irrevocably and unconditionally released.

         3. MSH has no Claim against Freedom or the Lenox Group, outstanding on the date hereof. MSH hereby agrees that it is no longer a party to such Purchase Agreement, and will delivery such further documentation as shall reasonably be requested by Freedom or Lenox including, without limitation, an amendment to the Purchase Agreement, to evidence the foregoing.

         4. The execution and delivery of MSH of this letter agreement and the performance by MSH of its obligations hereunder have been duly authorized by all required corporate action on the part of MSH and do not and shall not conflict with, or result in the breach of or default under, the terms of the certificate of incorporation of MSH, any agreement to which MSH is a party or any statute, ordinance, judgment. order, decree, regulation or rule of any court or governmental body affecting or relating to MSH or its assets.

         5. MSH shall indemnify and hold harmless each of Freedom and Lenox and their respective directors, officers, members, shareholders, representatives, agents and affiliates (collectively, "Indemnified Parties") from and against any and all loss, liability, obligation, damage, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) directly or indirectly incurred or suffered by or asserted against any Indemnified Party as a result of the breach by MSH of any covenant, representation or warranty contained herein or any claims made by any person or entity against any Indemnified Party relating to or arising out of the transactions contemplated by the Purchase Agreement or any other contractual obligations of MSH, regardless of when a claim is made.

         6. MSH reaffirms that it is familiar with, and acknowledges, the prior transfer of any and all rights relating to the "Power Glove": all intellectual property relating thereto ___, including, without limitation, the Bend Sensor Patent, the PowerGlove Trademark and the PC PowerGlove Trademark and the technology associated therewith (the "Transfer") from Abrams Gentile Entertainment, Inc. ("AGE") to Freedom. Notwithstanding anything to the contrary in any agreement to which MSH is a party or by which it is bound, as the same may be amended from time to time (an "MSH Agreement"), including, without limitation. Section

               8.2.1 of the Stock Purchase Agreement, dated August 27, 1998, between MSH and Martin Abrams, as amended from time to time (as so amended, the "MSH/Abrams Stock Purchase Agreement"). MSH agrees that the Transfer is valid and enforceable and that MSH has no, and will not raise any, objection thereto.

         7. Notwithstanding anything to the contrary in any MSH Agreement, including, without limitation, (i) the MSH/Abrams Stock Purchase Agreement, (ii) any other stock purchase agreements entered into between MSH and other stockholders of AGE, (iii) the Security Agreement. dated August __ [NO DAY INSERTED], 1998, among MSH, Martin Abrams and Up Up & Away America, Inc. ("UU&A"}, and (iv) the Hallmark Loan Indemnity Agreement, dated September ___ [NO DAY INSERTED], 1998, among MSH, Martin Abrams and UU&A, in the event of any conflict between an MSH Agreement (including, without limitation, Section 8.2.1 of the MSH/Abrams Stock Purchase Agreement) and the provisions of this letter agreement, any Transaction Document, the terms of this letter agreement shall govern.

         8. The foregoing constitutes the entire agreement among the parties and may not be amended or terminated nor may any provision hereof be waived except in a writing signed by the parties hereto. In the event any provision contained herein shall be deemed overly broad as to be unenforceable, such provision shall be deemed limited to the maximum scope and duration as shall be enforceable. In the event any provision hereof shall be deemed wholly unenforceable, such provision shall be severed from the remainder of this agreement without affecting the enforceability of the remainder of this agreement. The parties agree that this agreement shall be governed by the laws of the state of New York with respect to contracts to be wholly performed within such states and that any dispute will be resolved by the parties by any court of competent jurisdiction located in the city of New York, New York County or if in Federal court, in the District Court for the Southern District of New York. Each of the parties submits to the jurisdiction of the courts located in New York State, waives the right of personal service (agreeing that service to the address listed above by first class registered mail shall constitute valid service for any action) and waive any claim of forum non conveniens.

                                    Very truly yours,

                                    MSH ENTERTAINMENT CORPORATION


                                    By: /s/ Robert P. Maerz
                                       -----------------------------
                                    Name: Robert P. Maerz
                                    Title: Chairman & CEO

11/15/99


                                                               November 15, 1999




Lenox Capital Group, LLC
335 Central Avenue
Lawrence, NY 11539

               Re: Operating Agreement - Permitted Transfer to MSH
                   -----------------------------------------------


Gentlemen:

         Reference is made to the Operating Agreement, of even date herewith, among the undersigned, you and Freedom Multimedia, LLC (the "Operating Agreement"). Capitalized terms used but not defined herein shall have meanings given to them in the Operating Agreement.

         This shall confirm our understanding as follows:

         For a period of sixty (60) days from the date hereof, the undersigned shall have the right, under undersigned's individual or collective sole discretion, to transfer up to 18.75% of their Interests (collectively representing 9.375% of all outstanding Interests in the date hereof) to MSH Entertainment Corporation, a Utah corporation ("MSH"), provided that, contemporaneously with any such transfer, the transferred Interests shall become non-voting. Solely for purposes of such transfer, MSH shall be deemed to be a Permitted Transferee under the Operating Agreement. Furthermore, any such transfer shall be subject in all respects to the provisions of the operative documents in effect at the time of such transfer, including but not limited to the Operating Agreement, as the same may be amended from time to time, and shall be conditioned upon MSH executing the foregoing documents and such other documentation relating to the management of Freedom Multimedia, LLC and/or the foregoing transfer as shall be requested by Freedom and you.


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Page 2



         Please acknowledge your agreement to the foregoing by executing the enclosed copy of this letter and returning it to the undersigned.




                                       Very truly yours,



                                       /s/ Martin Abrams
                                       -----------------------------
                                       Martin Abrams



                                       /s/ John Gentile
                                       -----------------------------
                                       John Gentile



                                       /s/ Anthony Gentile
                                       -----------------------------
                                       Anthony Gentile





AGREED:

LENOX CAPITAL GROUP, LLC


By:________________________
Name:______________________
Title:_____________________

                                    AGE logo
                                 ABRAMS/GENTILE
                              ENTERTAINMENT, INC.


                                                               November 15, 1999

Robert Maerz
MSH Entertainment Corporation
244 West 54th Street
New York, NY 10019                     /

                 Re:  Freedom Multimedia / Power Glove Transfer
                      -----------------------------------------

         This shall confirm the fact that the Abrams and Gentile members of Freedom Multimedia, LLC have contracted with the Lenox partners of Freedom Multimedia LLC to pre approve the transfer up to 18.75% of the Abrams and Gentile Group Interest (collectively representing a total of 9.375% of all outstanding Interests) for a period of sixty (60) days from the date hereof.

Notwithstanding the Lenox pre approval above, MSH must present to Freedom a plan outling a payment schedule of the amount of $375,000 plus interest no later then December 15th, 1999 as referenced in the fax of December 1st, 1999. Further, the Abrams and Gentile members of Freedom Multimedia are under no obligation to grant such right to MSH and such grant of any members Interest in Freedom Multimedia, LLC shall be at the collective or individual members sole discretion.

Please acknowledge your agreement to the foregoing by execution below.


                                             Sincerely,

                                             /s/ Martin Abrams
                                             ---------------------------
                                             Martin Abrams


                                             /s/ John Gentile
                                             ---------------------------
                                             John Gentile


                                             /s/ Anthony Gentile
                                             ---------------------------
                                             Anthony Gentile



AGREED:
MSH Entertainment Corporation


By /s/ Robert Maerz
-----------------------------
Robert Maerz



               244 WEST 54TH STREET 9TH FLOOR, NEW YORK N.Y. 19019
                    TEL: (212) 757-0700 FAX: (212) 765-1987